As filed with the Securities and Exchange Commission on March 28, 2023

Registration Statement No. 333- 267619

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GreenLight Biosciences Holdings, PBC

(Exact name of registrant as specified in its charter)

Delaware	85-1914700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Hartwell Avenue

Lexington, Massachusetts 02421

(617) 616-8188

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Andrey Zarur

President and Chief Executive Officer

29 Hartwell Avenue Lexington, Massachusetts 02421

(617) 616-8188

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey Letalien, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 (212) 459-7203	Nina Thayer, Esq. General Counsel 29 Hartwell Avenue Lexington, Massachusetts 02421 (617) 616-8188

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instructions I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On February 7, 2022, the registrant filed a Registration Statement on Form S-1 (Registration No. 333- 262574) (the “Initial Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on February 14, 2022. On September 26, 2022, the registrant filed a Registration Statement on Form S-1 (Registration No. 333-267619), which was declared effective by the SEC on October 5, 2022 (the “Second Registration Statement”), which constituted Post-Effective Amendment No. 2 to the Initial Registration Statement. The Second Registration Statement contained a combined prospectus pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 429 under the Securities Act, this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 to the Second Registration Statement(the “Post-Effective Amendment No. 1”) also contains a combined prospectus with respect to the Initial Registration Statement and the Second Registration Statement, in each case, as amended to date, and is being filed by the registrant to convert each of the Second Registration Statement on Form S-1 and the Initial Registration Statement into a Registration Statement on Form S-3. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Initial Registration Statement and the Second Registration Statement, as applicable.

Pursuant to Rule 429(b) under the Securities Act, upon effectiveness, this Post-Effective Amendment No. 1 shall also constitute Post-Effective Amendment No. 3 to the Initial Registration Statement with respect to the offering of the unsold securities thereunder, which offering is not currently being terminated by the Company. Such Post-Effective Amendment No. 3 to the Initial Registration Statement shall hereafter become effective concurrently with the effectiveness of this Post-Effective Amendment No. 1 in accordance with Section 8(c) of the Securities Act.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MARCH 28, 2023

PROSPECTUS

GreenLight Biosciences Holdings, PBC

114,692,259 Shares of Common Stock

10,350,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the resale, from time to time, of up to 114,692,259 shares of our common stock, par value $0.0001 per share (“Common Stock”), by the selling securityholders (including their pledgees, donees, transferees or other successors-in-interest) identified in this prospectus (the “Selling Securityholders”). This prospectus also relates to the issuance by us of up to 10,350,000 shares of Common Stock upon the exercise of outstanding warrants (the “Public Warrants”).

We are registering an aggregate of 40,065,301 shares of Common Stock held by certain of the Selling Securityholders, consisting of 12,425,000 shares (the “February 2022 PIPE Shares”) issued in February 2022 pursuant to the terms of the Subscription Agreements (the “February 2022 PIPE Subscription Agreements”) entered into with certain of the Selling Securityholders (the “February 2022 PIPE Investors,” and such transactions are collectively referred to herein as the “February 2022 PIPE Financing”) in connection with the Business Combination, and 27,640,301 shares issued in August 2022 pursuant to the terms of subscription agreements (the “August 2022 PIPE Subscription Agreements” and together with the February 2022 PIPE Subscription Agreements, the “Subscription Agreements”) entered into with certain of the Selling Securityholders (the “August 2022 PIPE Investors” and such transactions are collectively referred to herein as the “August 2022 PIPE Financing,” and together with the February 2022 PIPE Financing, the “PIPE Financings”).

We are registering 65,644,695 shares of our Common Stock held by certain of the Selling Securityholders pursuant to the terms of an Investor Rights Agreement we entered into concurrently with the Business Combination Agreement, including (a) 58,407,195 shares of Common Stock issued to former securityholders of GreenLight pursuant to the Business Combination Agreement, (b) 5,175,000 shares of Common Stock issued to our initial securityholders and (c) 2,062,500 shares of Common Stock issuable upon the exercise of private placement warrants we issued to our initial securityholders (the “Private Placement Warrants”). Separately, we are registering 1,310,590 outstanding shares of Common Stock, and 7,251,673 shares of Common Stock issuable upon exercise of stock options, held by certain members of our Board of Directors and executive officers.

We are also registering the issuance of shares of Common Stock underlying the Public Warrants pursuant to the terms of a Warrant Agreement, dated January 13, 2021, between us and Continental Stock Transfer and Trust Company (the “Warrant Agreement”).

Selling Securityholders for whom we previously registered an aggregate of 6,871,454 shares of GreenLight Stock have sold, transferred or otherwise disposed of all such shares and are omitted from the following table. We will not receive any proceeds from the sale of the shares by the Selling Securityholders. We will receive the proceeds from any exercise of the warrants for cash.

We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GRNA” and our warrants are listed on Nasdaq under the symbol “GRNAW”. On March 15, 2023, the closing sale price of our Common Stock as reported on Nasdaq was $0.41, and the closing sale price of our warrants as reported on Nasdaq was $0.06.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary-Implications of Being an Emerging Growth Company.”

Our business and investment in our Common Stock involve a high degree of risk. These risks are described in the section titled “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2023.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•	“August 2022 PIPE Closing” are to August 11, 2022, the date of the consummation of the August 2022 PIPE Financing;

•

“August 2022 PIPE Financing” are to the transactions contemplated by the August 2022 PIPE Subscription Agreements, pursuant to which the August 2022 PIPE Investors purchased an aggregate of 27,640,301 shares of the Company’s Common Stock for an aggregate gross proceeds of approximately $108.3 million;

•

“August 2022 PIPE Investors” are to the investors that are party to the August 2022 PIPE Subscription Agreements who purchased on the date of the August 2022 PIPE Closing a number of shares of the Company’s Common Stock set forth in the August 2022 PIPE Subscription Agreements;

•	“August 2022 PIPE Subscription Agreements” are to the subscription agreements entered into by the August 2022 PIPE Investors in connection with the August 2022 PIPE Financing;

•	“Business Combination” are to the Merger and the other transactions contemplated by the Business Combination Agreement, collectively, including the February 2022 PIPE Financing;

•	“Business Combination Agreement” are to that certain Business Combination Agreement, dated August 9, 2021, by and among ENVI, Merger Sub and GreenLight;

•	“Bylaws” are to the Amended and Restated Bylaws of GreenLight, which became effective immediately prior to the Effective Time;

•	“Charter” are to GreenLight’s Second Amended and Restated Certificate of Incorporation, which became effective immediately prior to the Effective Time;

•	“Closing” are to the closing of the Business Combination;

•	“DGCL” are to the Delaware General Corporation Law;

•	“dsRNA” are to double-stranded RNA;

•	“Effective Time” are to the time at which the Bylaws Lock-Up became effective;

•	“ENVI,” is Environmental Impact Acquisition Corp., a Delaware corporation, prior to the consummation of the Business Combination;

•	“EPA” are to the Environmental Protection Agency;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“FDA” are to US Food and Drug Administration;

•	“FINRA” are to Financial Industry Regulatory Authority;

•	“February 2022 PIPE Closing” are to the date of the consummation of the 2022 PIPE Financing;

•

“February 2022 PIPE Financing” are to the transactions contemplated by the February 2022 PIPE Subscription Agreement, pursuant to which the February 2022 PIPE Investors purchased an aggregate of 12,425,000 shares of ENVI Class A Common Stock for an aggregate purchase price of $124,250,000 in connection with the Closing of the Business Combination, and include the PIPE Prepayment;

•

“February 2022 PIPE Investors” are to the investors party to the February 2022 PIPE Subscription Agreement who purchased on the date of the February 2022 PIPE Closing a number of shares of ENVI Class A Common Stock set forth in the February 2022 PIPE Subscription Agreement;

•	“February 2022 PIPE Subscription Agreement” are to the subscription agreements entered into by ENVI and each of the February 2022 PIPE Investors in connection with the February 2022 PIPE Financing;

•

“GreenLight” are to GreenLight Biosciences, Inc., a Delaware corporation, prior to the consummation of the Business Combination and, following the consummation of the Business Combination, are to GreenLight Biosciences Holdings, PBC;

•	“GreenLight Common Stock” are to shares of common stock, par value $0.001 per share, of GreenLight;

•	“GreenLight Preferred Stock” are to the GreenLight Series A Preferred Stock, GreenLight Series B Preferred Stock, GreenLight Series C Preferred Stock and GreenLight Series D Preferred Stock;

•

“GreenLight Series A Preferred Stock” are to shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock, in each case with a par value $0.001 per share, of GreenLight;

•	“GreenLight Series B Preferred Stock” are to shares of Series B Preferred Stock, par value $0.001 per share, of GreenLight;

•	“GreenLight Series C Preferred Stock” are to shares of Series C Preferred Stock, par value $0.001 per share, of GreenLight;

•	“GreenLight Series D Preferred Stock” are to shares of Series D Preferred Stock, par value $0.001 per share, of GreenLight;

•

“GreenLight Shares” are, as the context requires, to the GreenLight Common Stock, GreenLight Series A Preferred Stock, GreenLight Series B Preferred Stock, GreenLight Series C Preferred Stock and GreenLight Series D Preferred Stock;

•	“GreenLight stockholders” are to holders of GreenLight capital stock prior to the consummation of the Business Combination;

•	“Honey Bee Merger Sub, Inc.” are to Honey Bee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ENVI;

•	“Initial Registration Statement” are to the Registration Statement on Form S-1 (Registration No. 333-262574);

•

Insider Warrants” are to the 750,000 private placement warrants issued simultaneously with the closing of ENVI’s initial public offering, including 600,000 Sponsor Warrants (of which 158,654 were forfeited by the Sponsor pursuant to the terms of the Sponsor Letter Agreement at the Closing of the Business Combination) and 50,000 warrants that were issued to each of Gov. Deval Patrick and Messrs. David Brewster and Dean Seavers, entitling such warrant holder to purchase one share of ENVI Class A Common Stock on terms identical to the warrants included in the ENVI Units;

•	“Investment Agreement” are to the Convertible Instrument Investment Agreement, dated as of December 29, 2021, by and among GreenLight and the Prepaying PIPE Investors;

•	“JOBS Act” are to Jumpstart Our Business Startups Act of 2012;

•

“Lock-up Period” the period beginning on the Closing and ending on the date that is the earlier of (iv) 180 days after the Closing and (v) the date that the last sale price of Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 120 days after the effective time;

•

“Lock-up Securities” are to (i) the shares of Common Stock issued as consideration pursuant to the terms of the Business Combination Agreement, (ii) the options issued by GreenLight pursuant to the Business Combination Agreement in exchange for certain options to purchase shares of GreenLight stock and (iii) the shares of Common Stock issuable upon the exercise, conversion, exchange or other settlement of such options;

•	“mRNA” are to messenger RNA;

•

“Merger” are to the merger of Merger Sub with and into GreenLight pursuant to the Business Combination Agreement, with GreenLight as the surviving company in the Merger and, after giving effect to such Merger, GreenLight becoming a wholly owned subsidiary of ENVI, which has been renamed “GreenLight Biosciences Holdings, PBC”;

•	“Nasdaq” are to the Nasdaq Global Market and, before April 4, 2022, the Nasdaq Capital Market, or, where applicable, the Nasdaq Stock Market, Inc.;

•

“New GreenLight” are to Environmental Impact Acquisition Corp. following the filing of the Charter, the consummation of the Business Combination and the change of ENVI’s name to “GreenLight Biosciences Holdings, PBC”;

•	“Board” or the “Board” are to the board of directors of GreenLight;

•	“Common Stock” or “Common Stock” are to the common stock, par value $0.0001 per share, of GreenLight;

•	“PBC” are to a public benefit corporation;

•	“PBC Purpose” are to the public benefit corporation purpose of GreenLight, as provided in the Charter;

•	“Post-Effective Amendment No. 1” is to Post-Effective Amendment No. 1 to Form S-1 on Form S-3 to the Second Registration Statement;

•

“private placement warrants” are to the warrants entitling such warrant holder the right to purchase one share of ENVI Class A Common Stock on terms identical to the warrants included in the ENVI Units offered in ENVI’s initial public offering;

•	“Private Warrants” are to the private placement warrants, which were issued to our initial stockholders and certain of our independent directors;

•	“RNA” are to Ribonucleic acid;

•	“SEC” are to the Securities and Exchange Commission;

•	“Second Registration Statement” is to the Registration Statement on Form S-1 (Registration No. 333-267619);

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Selling Securityholders” are to the selling securityholders (including their pledgees, donees, transferees or other successors-in-interest) identified in this Prospectus;

•	“Subscription Agreements” are to the February 2022 PIPE Subscription Agreement and the August 2022 PIPE Subscription Agreements;

•	“transfer agent” are to Continental, the transfer agent for the GreenLight Common Stock and the Public Warrants; and

•	“Warrant Agreement” are to a Warrant Agreement, dated January 13, 2021, between us and Continental Stock Transfer and Trust Company.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may sell up to 114,692,259 shares of Common Stock from time to time in one or more offerings through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of up to 10,350,000 shares of Common Stock from time to time upon any exercise of the Public Warrants. We will receive proceeds from any exercise of the warrants for cash.

A prospectus supplement may add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in, or incorporated by reference into, this prospectus, and any applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE COMPANY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 10 and the financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock. Unless the context otherwise requires, the terms “Greenlight,” “Greenlight Biosciences,” the “Company,” “us,” “we,” “our” and any related terms prior to the closing of the Business Combination in this prospectus refer to GreenLight Biosciences, Inc., and after the closing of the Business Combination, GreenLight Biosciences Holdings, PBC and its consolidated subsidiaries.

Overview

GreenLight has a clear mission: To create products addressing some of humanity’s greatest challenges through the rigorous application of science.

We aim to achieve this goal through our cell-free biomanufacturing platform. This platform enables us to make complex biological molecules—nucleic acids, peptides, carbohydrates, and many others—in a manner that we believe will allow us to manufacture high-quality products at a lower cost than traditional methods using fermentation. We are using this platform to develop and commercialize products that, if they receive appropriate regulatory approvals, address agricultural, human health and animal health issues.

Humanity faces numerous challenges. There are more than eight billion people sharing the diminishing resources of Earth. This growing population needs to produce more food with the same amount of land and, at the same time, honor the global desire—and increasing technical need—to replace chemical pesticides. Not only are these pesticides facing increased consumer opposition and threat of outright bans due to environmental damage, but many are losing their effectiveness.

More than half the world’s population now lives in cities, breathing the same air that carries pathogens and causes infections. Humanity needs to adapt and tackle pandemics both for those who have and for those who do not have access to good health care around the planet.

To address these issues, we need to develop high-quality, cost-effective products that can be deployed widely, including to developing countries. We believe ribonucleic acid, or RNA, can be the critical aspect to these products.

RNA gained broad global prominence in recent years as the COVID-19 pandemic swept through the world’s population, prompting messenger RNA, or mRNA, vaccines to move from a scientific theory to a medical reality. Vaccines made using mRNA proved among the fastest to develop and the easiest to update for newer strains of COVID-19.

While the fast rollout of mRNA vaccines helped change the course of the pandemic, this is just one part of the story. The full potential for RNA in human health has not yet been realized. Beyond human health, RNA-based technology can also be deployed to address other global issues, including agricultural needs for crop protection.

Our technology platform, which was initially developed to produce agricultural crop protection products and is protected by patents and know-how, is capable of synthesizing building blocks (nucleotides), building tools (enzymes), and instructions (DNA templates) to make double-stranded RNA, or dsRNA, within an integrated process. The know-how that we gained from our experience with designing and developing our dsRNA platform process and analytics provided the foundation upon which we designed and developed our mRNA production process and analytics.

We have several dsRNA-based products in our agricultural pipeline that, if commercialized, we believe can change the way in which farmers protect crops, allowing them to better utilize the land dedicated to agriculture and produce foods with less or no pesticide residue. Two of these potential products, CalanthaTM, which is designed to manage Colorado potato beetles, and our varroa mite solution, which is designed to protect bees, have been submitted to the Environmental Protection Agency (EPA) for approval. Our other dsRNA-based agricultural products are in various earlier stages of development, ranging from proof of concept in the lab to proof of technology in the greenhouse and proof of scale in the field. In order to commercialize a product for the U.S. agricultural market, we must complete specified toxicology and environmental studies, submit a registration dossier to the EPA demonstrating that the product does not pose unreasonable risks to human health or the environment, respond adequately to any deficiencies identified by the EPA through its risk assessment process and obtain the EPA’s approval of our labeling. The EPA must also establish a tolerance level for the product or issue a tolerance exemption. We must separately obtain any applicable state or foreign regulatory approvals where we want to commercialize our products.

Our COVID-19 vaccine program and shingles vaccine program are the primary focus areas of our human health pipeline. Other potential product candidates in our human health pipeline are in early stages of pre-clinical research and development. To get to the pre-investigational new drug (“IND”) application phase for our product candidates in our human health pipeline, we must successfully design and test the product candidates in animal models, achieve positive results, select the product candidates to progress to IND-enabling toxicology studies, develop chemistry, manufacturing, and controls (CMC) protocols and create a development plan to discuss with the U.S. Food and Drug Administration (FDA), and other foreign health regulatory authorities, as applicable, as part of pre-consultations, and manufacture, fill and finish the vaccine candidate material. Significant uncertainty exists as to whether any of other potential product candidates will reach the candidate selection phase.

Corporate Information

We were incorporated as Environmental Impact Acquisition Corp. (Nasdaq: ENVI) on July 2, 2020. On February 2, 2022, ENVI closed the Business Combination with GreenLight, as a result of which GreenLight became a wholly owned subsidiary of ENVI, and ENVI changed its name to GreenLight Biosciences Holdings, PBC. Our principal place of business is located at 29 Hartwell Avenue, Lexington, Massachusetts 02421, and our telephone number is (617) 616-8188. Our website address is www.greenlightbiosciences.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective, have not filed and not withdrawn a Securities Act registration statement that has not become effective or do not have a class of securities registered under the

Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

The following summary of the offering contains basic information about the offering and our Common Stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section titled “Description of Capital Stock.”

Issuance and Resale of Common Stock and Warrants

Common Stock offered by Selling Securityholders	114,692,259 shares of our Common Stock, including (a) 40,065,301 shares of Common Stock held by certain of the Selling Securityholders, consisting of (i) 12,425,000 February 2022 PIPE Shares and (ii) 27,640,301 August 2022 PIPE Shares, and (b) 65,644,695 shares of our Common Stock held by certain of the Selling Securityholders pursuant to the terms of an Investor Rights Agreement we entered into concurrently with the Business Combination Agreement, including (i) 58,407,195 shares of Common Stock issued to former securityholders of GreenLight pursuant to the Business Combination Agreement, (ii) 5,175,000 shares of Common Stock issued to our initial securityholders, (c) 2,062,500 shares of Common Stock issuable upon exercise of the Private Placement Warrants and (d) 1,310,590 outstanding shares of Common Stock, and 7,251,673 shares of Common Stock issuable upon exercise of stock options, held by certain members of our Board of Directors and executive officers.

Common Stock offered by us	10,350,000 shares of our Common Stock issuable upon exercise of the Public Warrants

Exercise per share pursuant to the warrants	$11.50

Number of shares of Common Stock outstanding as of March 15, 2023	151,681,314

Number of shares of Common Stock outstanding, Assuming the cash exercise of all Public Warrants	162,031,314

Use of proceeds	We will not receive any proceeds from the sale of shares by the Selling Securityholders. We will receive the proceeds from any exercise of the warrants for cash, which we intend to use for general corporate and working capital purposes, including funding of clinical trial programs.

Trading Symbols and Market	Our Common stock and warrants are listed on the Nasdaq Global Market under the symbols “GRNA” and “GRNAW,” respectively.

Risk factors	Any investment in the Common Stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include, but are not limited to, statements regarding, among other things, the business and financial plans, strategies and prospects of GreenLight, and they are based on the beliefs and assumptions of the management of GreenLight. Although GreenLight believes that the plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot assure you that it will achieve or realize these plans, intentions or expectations. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “might,” “will,” “should,” “seeks,” “plans,” “scheduled,” “possible,” “anticipates,” “intends,” “aims,” “works,” “focuses,” “aspires,” “strives” or “sets out” or similar expressions. Forward-looking statements are not guarantees of performance. Forward-looking statements involve a number of risks, uncertainties (many of which are beyond the control of GreenLight) or other factors that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these statements, which speak only as of the date these statements were made. These risks and uncertainties include, but are not limited to, the following risks, uncertainties (some of which are beyond our control) or other factors:

•	Our recurring losses from operations raise substantial doubt regarding our ability to continue as a going concern;

•	We are an early-stage biotechnology company without any products or services currently available for sale and we may not be able to successfully develop or bring products or services to market;

•	We have not generated any product revenues to date and expect to incur losses and negative cash flow for the foreseeable future;

•

Failure to timely access the Company’s cash on deposit with Silicon Valley Bank (“SVB”) and the ability to access its cash equivalents and marketable securities may result in a material adverse effect on the Company, its business operations, financial condition and results of operations.

•

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect the Company’s current and projected business operations and its financial condition and results of operations.

•

We will require substantial additional funds to complete our research and development activities, and, if additional funds are not available, we may need to significantly scale back or cease our business;

•

Due to our limited resources and access to capital, we must make decisions on the allocation of resources to certain programs and product candidates; these decisions may prove to be wrong and may adversely affect our business;

•

If we fail to regain compliance with the continued listing requirements of Nasdaq, our common stock may be delisted and the price of our common stock and our ability to access capital markets could be negatively impacted;

•

We have not yet succeeded and may not succeed in demonstrating the efficacy and safety of any of our product candidates in clinical trials or in obtaining marketing approval thereafter. We have not yet completed a clinical trial of any product candidate and we have not yet assessed safety of any product candidate in humans. As such, there may be adverse effects from treatment with any of our current or future product candidates that we cannot predict at this time;

•

We may not be able to obtain regulatory approval for the Company’s product candidates, which is taking longer than anticipated and which cannot be assured or Emergency Use Authorization even if vaccine candidates are approved by regulators;

•

The risk that failure by us or our vendors to comply with regulatory requirements, including good manufacturing practices, may materially delay preclinical studies, clinical trials or regulatory approval, any of which may impact commercialization of the affected product candidates;

•	The risk that the Company’s product candidates will have adverse side effects or other unintended consequences, which could impair their marketability;

•	The risk that the Company’s product candidates do not satisfy other legal and regulatory requirements for marketability in one or more jurisdictions;

•	The risks of enhanced regulatory scrutiny of solutions utilizing messenger ribonucleic acid (“mRNA”) as a basis;

•	The potential inability to achieve the Company’s goals regarding scalability, affordability and speed of commercialization of its product candidates;

•	Changes in the industries in which the Company operates;

•	Changes in laws and regulations affecting the business of the Company;

•	The potential inability to implement or achieve business plans, forecasts, and other expectations; and

•

Our corporate restructuring and the associated headcount reduction may not result in anticipated savings, could result in total costs and expenses that are greater than expected and could disrupt our business.

These forward-looking statements are based on information available to us at the time of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the ability to maintain the listing of our Common Stock and warrants on Nasdaq;

•	an active trading market for our securities may never develop or be sustained;

•

the market price of our securities may be volatile, due to a variety of factors, including the volatility in capital markets, changes in the competitive and highly regulated industries in which we operate, variations in performance across competitors, changes in laws and regulations affecting our business and changes in our capital structure, which could result in substantial losses for investors;

•	the risk of downturns in the economy and the possibility of rapid change in the highly competitive industry in which we operate;

•	the risk that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all; and

•	the risk that we experience difficulties in managing our growth and expanding operations.

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before making an investment decision. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be materially adversely affected. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of any shares of Common Stock by the Selling Securityholders pursuant to this prospectus.

With respect to the registration of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus, the Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

We will receive up to an aggregate of $119,025,000 from the exercise of the Public Warrants if all 10,350,000 Public Warrants are exercised in full for cash. We expect to use the net proceeds from the exercise of the Public Warrants, if any, for working capital and general corporate purposes, including funding of clinical trial programs. There is no assurance that the holders of the Public Warrants will exercise any of them or that they will exercise any of them for cash. The amount of cash we would receive from the exercise of Public Warrants will decrease to the extent that they are exercised on a cashless basis.

.

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description summarizes certain important terms of the securities of GreenLight as of March 15, 2023. Because the following description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this document, you should refer to our Second Amended and Restated Certificate of Incorporation (the “Charter”), our Amended and Restated Bylaws (the “Bylaws”), the Warrant Agreement, the Investor Rights Agreement, and the Business Combination Agreement, which incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

As of the March 15, 2023, we have two classes of securities registered under Section 12 of the Exchange Act: our Common Stock and public warrants to purchase Common Stock (the “Public Warrants”).

Authorized Capitalization

GreenLight’s authorized capital stock consists of 500,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). No shares of Preferred Stock are issued or outstanding as of March 15, 2023. Unless the Board determines otherwise, GreenLight will issue all shares of its capital stock in uncertificated form.

Common Stock

Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of shares of Common Stock do not have cumulative voting rights in the election of directors.

Upon GreenLight’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of Preferred Stock having liquidation preferences, if any, the holders of shares of Common Stock will be entitled to receive, pro rata, GreenLight’s remaining assets available for distribution. Holders of shares of Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no sinking fund provisions applicable to Common Stock. All shares of Common Stock that were outstanding on March 15, 2023 are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of shares of Common Stock are subject to those of the holders of any shares of Preferred Stock that the board of directors of GreenLight (the “Board”) may authorize and issue in the future.

As of March 15, 2023, there were 151,681,314 shares of Common Stock outstanding.

Preferred Stock

The total number of authorized shares of Preferred Stock is 10,000,000. As of March 15, 2023, no shares of Preferred Stock are issued or outstanding.

Under the terms of the Charter, the Board is authorized to issue shares of Preferred Stock in one or more series without the approval of GreenLight’s stockholders. The Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The purpose of authorizing the Board to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock of GreenLight. Additionally, the issuance of Preferred Stock may adversely affect the holders of shares of Common Stock by restricting dividends on Common Stock, diluting the voting power of Common Stock or subordinating the liquidation rights of Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of Common Stock.

Warrants

As of March 15, 2023, there were outstanding 10,350,000 Public Warrants, which were issued in connection with our initial public offering, and 2,062,500 private placement warrants, which were issued to our initial stockholders and certain of our independent directors (the “Private Warrants”). Except as described below, the Private Warrants are identical in all material respects to the Public Warrants.

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on March 4, 2022. Pursuant to the Warrant Agreement, a warrantholder may exercise its warrants only for a whole number of shares of Common Stock. No fractional warrant will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, which would occur on February 2, 2027 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have filed with the SEC a registration statement covering the shares of Common Stock issuable upon exercise of the warrants, and such registration statement became effective on February 14, 2022. We have agreed to maintain a current prospectus relating to those shares of Common Stock until the warrants expire or are redeemed, as specified in the Warrant Agreement. During any period when we will have failed to maintain an effective registration statement with respect to the exercise of the Public Warrants, warrantholders may exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, or another exemption. Notwithstanding the above, if Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•

if, and only if, the reported last sale price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in our initial public offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, our initial stockholders and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes: (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants have been issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the Annual Report of which this exhibit forms a part, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Warrants, a majority of the then-outstanding Private Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder. We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. In addition, the Warrant Agreement provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Private Warrants

The Private Warrants (including the shares issuable upon exercise of such warrants) will not be redeemable by us so long as they are held by members of our initial stockholders or their permitted transferees. Otherwise, the Private Warrants are identical to the warrants sold in our initial public offering except that the Private Warrants, so long as they are held by our initial stockholders or their permitted transferees, (i) will not be redeemable by us, (ii) may not (including Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the Closing, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) with respect to any Private Warrants held by the Sponsor, for so long as they are held by the Sponsor, will be subject to a lock-up in compliance with the Financial Industry Regulatory Authority (“FINRA”) Rule 5110(e), will have limitations on resale registration and will not be exercisable more than five years from the effective date of the registration statement for our initial public offering in accordance with FINRA Rule 5110(g)(8)(A).

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by our initial stockholders or their permitted transferees is because we did not know at the time of our initial public offering whether they would be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he, she or they are in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

Declaration and payment of any dividend will be subject to the discretion of the Board. The time and amount of dividends will be dependent upon, among other things, GreenLight’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders, and any other factors or considerations the Board may regard as relevant.

GreenLight currently intends to retain all available funds and any future earnings to fund the development and growth of its business and therefore does not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future.

Public Benefit Corporation Status

GreenLight is a public benefit corporation under subchapter XV of the DGCL. As a public benefit corporation, GreenLight adopted the following public benefits to be promoted by the corporation (the “PBC Purpose”):

To improve the public health and wellbeing of people and the environment by engineering, developing and commercializing biological products that can reduce chemicals in our environment and promote health through delivery of high quality, affordable products that improve outcomes for people and the planet.

The specific public benefits to be promoted will be determined by the Board. As a public benefit corporation, the Board will be required by the DGCL to manage or direct GreenLight’s business and affairs in a manner that balances the pecuniary interests of the GreenLight stockholders, the best interests of those materially affected by its conduct, and the specific public benefits identified in the Charter. However, the Board will not have any duty to any person on account of any interest of such person in the PBC Purpose or on account of any interest materially affected by GreenLight’s conduct, and its balance requirement described in the previous sentence will be deemed satisfied if the Board’s decision is both informed and disinterested and not such that no person of ordinary sound judgment would approve. GreenLight will also be required to assess its benefit performance internally and to disclose to stockholders at least biennially a report that details its promotion of the public benefits identified in the Charter and of the best interests of those materially affected by its conduct. It is expected that the Board will measure GreenLight’s benefit performance against the objectives and standards proposed by it and approved by the Board. When determining the objectives and standards by which the Board will measure its public benefit performance, the Board will consider, among other factors, whether the objectives and standards are (i) comprehensive in that they assess the positive impact of GreenLight’s business on the communities in which it operates, and society and the environment, taken as a whole, (ii) credible in that they are comparable to the objectives and standards created by independent third parties that evaluate the corporate ethics, sustainability and governance practices of other public benefit corporations, and (iii) transparent in that the criteria considered for measuring such objectives and standards be made publicly available, including disclosing the process by which revisions to the objectives and standards are made and whether such objectives and standards present real or potential conflicts of interests.

Under the DGCL, GreenLight’s stockholders may bring a derivative suit to enforce this requirement only if they own (individually or collectively), at least 2% of our outstanding shares or, upon GreenLight’s listing, the lesser of such percentage or shares of at least $2 million in market value.

Lock-Up

The Bylaws contain a Lock-up that will prevent the transfer of Lock-up Securities until the end of the Lock-up Period. The “Lock-up Securities” are (i) the shares of Common Stock issued as consideration pursuant to the terms of the Business Combination Agreement, (ii) the options issued by GreenLight pursuant to the Business Combination Agreement in exchange for certain options to purchase shares of GreenLight stock and (iii) the shares of Common Stock issuable upon the exercise, conversion, exchange or other settlement of such options. The “Lock-up Period” means the period beginning on the Closing and ending on the date that is the earlier of (iv) 180 days after the Closing and (v) the date that the last sale price of Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 120 days after the effective time (the “Effective Time”) of the merger contemplated by the Business Combination or the date on which GreenLight completes a merger, reorganization or other similar transaction that results in all of GreenLight’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

The Lock-up does not apply to certain excluded transfers, including:

•	transfers to GreenLight or in connection with its liquidation or dissolution;

•	transfers pursuant to a bona fide business combination or other transaction or series of related transactions involving a change in control of GreenLight;

•	the establishment of a Rule 10b5-1 plan, as long as the plan does not provide for the transfer of any Lock-up Securities during the Lock-up Period;

•	transfers pursuant to a qualified domestic relations order or court order or in connection with a divorce settlement; or

•

transfers to generate cash to pay the exercise price of, and/or satisfy tax withholding obligations in connection with, the exercise of options expiring within the Lock-up Period (including a “broker-assisted cashless exercise” involving a market sale).

In addition, Lock-up Securities may be transferred in the following circumstances, but the transferee will be bound by the Lock-up:

•	transfers as a bona fide gift or charitable contribution;

•	transfers to a trust, family limited partnership or other entity formed primarily for estate planning purposes for the primary benefit of specified family members;

•	transfers by will or intestate succession upon the death of the holder;

•

if the holder is a corporation, partnership, limited liability company, trust or other business entity, (i) transfers to another entity that controls, is controlled by or is under common control or management with the holder, or (ii) dividends, distributions or other dispositions to the equity holders of the holder;

•	if the holder is a trust, transfers to a trustor or beneficiary of such trust or to the estate of a beneficiary of such trust;

•	transfers to GreenLight’s officers, directors or their affiliates;

•	transfers to any other holder subject to the Lock-up, any affiliates of any such holder or any related partnerships, funds or investment vehicles controlled or managed by such persons or entities;

•	certain pledges or postings of Lock-up Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any holder; and

•	transfers to a nominee or custodian of a permitted transferee.

Registration Rights

Investor Rights Agreement

Concurrently with the execution of the Business Combination Agreement, we, the initial stockholders and certain stockholders of GreenLight entered into the Investor Rights Agreement pursuant to which, among other things, the initial stockholders and such stockholders of GreenLight agreed not to effect any sale or distribution of any of our equity securities during the lock-up period described therein and were granted certain registration rights, in each case subject to, and conditioned upon and effective as of, the Effective Time.

Pursuant to the terms of the Investor Rights Agreement, we filed a registration statement to register the resale of certain shares of Common Stock, and such registration statement became effective on February 14, 2022. We are obligated to maintain the effectiveness of such registration statement for a period of up to three years from its date of effectiveness. In addition, pursuant to the terms of the Investor Rights Agreement and subject to certain requirements and conditions, including with regard to the number of demand rights that may be exercised, the stockholders who are parties to the Investor Rights Agreement may demand at any time or from time to time that GreenLight file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the resale of the securities of GreenLight held by such holders, including certain rights to conduct underwritten offerings and registered block trades. The Investor Rights Agreement also provides such holders with certain “piggy-back” registration rights, subject to certain requirements and customary conditions. The Investor Rights Agreement further provides for the securities of GreenLight held by the stockholders party thereto to be locked-up, subject to certain exceptions, until the earlier of (a) a period of 180 days from the Closing, (b) the date that the last sale price of Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the Effective Time, and (c) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the holders Common Stock having the right to exchange their Common Stock for cash, securities or other property.

The Investor Rights Agreement will terminate on the earliest of (i) the fifth anniversary of the Effective Time, (ii) the date on which neither the stockholders party thereto nor any of their permitted assignees holds any securities registrable thereunder, (iii) certain acquisitions of GreenLight or substantially all of its assets and (iv) its liquidation, dissolution or winding up.

The Investor Rights Agreement amended and restated the previous registration rights agreement by and among us and certain of the initial stockholders in connection with our initial public offering.

Public Warrants

The holders of the Public Warrants have certain registration rights, which are described in more detail elsewhere in this exhibit under the subheading “—Warrants—Public Warrants.”

Anti-Takeover Provisions

The Charter and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of GreenLight. GreenLight expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of GreenLight to first negotiate with the Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

The authorized but unissued shares of Common Stock and GreenLight Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of GreenLight by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Charter provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board.

Stockholder Action; Special Meetings of Stockholders

The Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of GreenLight capital stock would not be able to amend GreenLight’s bylaws or remove directors without holding a meeting of stockholders called in accordance with the Charter and Bylaws. Further, the Charter provides that only the Board, acting pursuant to a resolution adopted by a majority of the Board, may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or the ability of stockholders controlling a majority of GreenLight capital stock to take any action, including the removal of directors, until the next annual meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Bylaws establish an advance notice procedure for stockholder proposals and director nominations to be brought before an annual meeting of stockholders or a special meeting in lieu thereof. Generally, in order for any matter or nomination to be “properly brought” before an annual meeting, the matter must be (i) specified in GreenLight’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of GreenLight (x) who is a stockholder of record entitled to vote at such annual meeting both on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in the Bylaws. Further, for business or a director nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of GreenLight and such business must otherwise be a proper matter for stockholder action. A stockholder’s notice to the Secretary of GreenLight with respect to such business or nomination, to be timely, must be received by the Secretary of GreenLight at the principal executive offices of GreenLight not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely generally must be so delivered not earlier than the close of business on the 150th day before the meeting and not later than the later of (x) the close of business on the 120th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made GreenLight.

Stockholders at an annual meeting or special meeting in lieu thereof may only consider proposals or nominations in accordance with the foregoing procedures. Nominations of persons for election to the Board and stockholder proposals of other business may not be brought before a special meeting of stockholders (other than a special meeting in lieu of an annual meeting). These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next annual meeting of stockholders.

Amendment of Charter or Bylaws

The Charter provides that the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock of GreenLight entitled to vote generally in the election of directors, voting together as a single class, is required for the stockholders to reduce the total number of shares of GreenLight Preferred Stock authorized to be issued by GreenLight or to amend, alter, change or repeal, or adopt any provision of the Certificate of Incorporation inconsistent with, the following provisions of the Charter:

•	Section 4.2 of the Charter, which relates to the authorization and designation of GreenLight Preferred Stock;

•	Article V of the Charter, which relates to the number, powers and term of the Board, the filling of vacancies in the Board and the removal of directors;

•	Article VI of the Charter, which relates to the amendment, alteration, repeal or adoption of bylaws;

•

Article VII of the Charter, which relates to the calling of meetings of stockholders, notice requirements for stockholder proposals and director nominations and the prohibition of actions by written consent of stockholders;

•	Article IX of the Charter, which relates to the amendment, alteration, change or repeal of any provision of the Charter; and

•	Article X of the Charter, which relates to exclusive forum provisions for certain lawsuits.

GreenLight’s stockholders may amend any other section of the Charter by the affirmative vote of holders of not less than a majority of the voting power of all then-outstanding shares of capital stock of GreenLight entitled to vote thereon.

The Charter provides that the Board has the power to amend, alter or repeal the Bylaws, or adopt new bylaws, by the affirmative vote of a majority of the Board. The Charter also provides that the Bylaws may be amended, altered or repealed, or new bylaws may be adopted, by the stockholders, provided that, in addition to any other vote required by law or by the Charter (including any certificate of designation of any GreenLight Preferred Stock), the affirmative vote of the holders of at least 75% of all then-outstanding shares of GreenLight capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for the stockholders to adopt, amend, alter or repeal the Bylaws or adopt new bylaws. However, if the Board recommends such action, then such action will only require the affirmative vote of the holders of a majority of such shares.

Section 203 of the Delaware General Corporation Law

GreenLight is subject to Section 203 of the DGCL, an anti-takeover statute. Section 203 provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquires 15% or more of the corporation’s voting stock, unless:

•	before the person becomes an interested stockholder, the board of directors approves the business combination or the transaction that results in the person becoming an interested stockholder;

•

the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the business combination commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

•

the business combination is approved by the board of directors and the affirmative vote, at a meeting and not by written consent, of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the corporation’s voting stock.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by Section 203. Since GreenLight has not opted out of Section 203, that section will apply to GreenLight. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with GreenLight for a three-year period. This provision may encourage companies interested in acquiring GreenLight to negotiate in advance with the Board because the supermajority stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Officers and Directors

The Charter and the Bylaws provide indemnification and advancement of expenses for GreenLight’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. GreenLight has entered into indemnification agreements with each of its directors and executive officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained in Delaware law or provided by the Charter and Bylaws. In addition, as permitted by Delaware law, the Charter includes provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duties as a director to the maximum extent permitted by law. The effect of these provisions is to restrict GreenLight’s rights and the rights of GreenLight’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These indemnification provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, GreenLight’s stockholders will have appraisal rights in connection with a merger or consolidation of GreenLight. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Forum Selection

The Charter provides that, unless GreenLight consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of GreenLight, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of GreenLight to GreenLight or its stockholders, (iii) any action asserting a claim against GreenLight, its directors, officers or employees arising pursuant to any provision of the DGCL, the Charter or GreenLight’s bylaws, or (iv) any action asserting a claim against GreenLight, its directors, officers or employees governed by the internal affairs doctrine, subject to certain exceptions. This provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, for which claims may be brought in any U.S. federal court, or any other claim for which the federal courts have exclusive jurisdiction. The Charter also provides that, unless GreenLight consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock and the Public Warrants is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

The Common Stock and the Public Warrants are listed on Nasdaq under the symbols “GRNA” and “GRNAW”, respectively.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of GreenLight Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of GreenLight Common Stock after the date of this prospectus.

The following table sets forth information provided by or on behalf of the Selling Securityholders concerning the shares of GreenLight Common Stock that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. Percentage ownership is based on 151,681,314 shares of GreenLight Common Stock outstanding as of March 15, 2023. In computing the number of shares owned by an individual or entity and the percentage ownership of that person, shares of GreenLight Common Stock that the individual or entity has the right to acquire within 60 days of March 15, 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Except as noted otherwise, the address of each Selling Securityholder is c/o GreenLight Biosciences Holdings, PBC, 29 Hartwell Avenue, Lexington, Massachusetts 02421. Each of the Selling Securityholders listed has sole voting and investment power with respect to the shares of Common Stock beneficially owned by the Selling Securityholder, except as noted otherwise.

The number of shares offered by directors and executive officers includes certain shares that the directors and officers do not have the right to acquire until after 60 days after March 15, 2023 and, accordingly, the number of shares offered may exceed the number of shares owned as of March 15, 2023.

The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Selling Securityholders for whom we previously registered an aggregate of 6,871,454 shares of GreenLight Stock have sold, transferred or otherwise disposed of all such shares and are omitted from the following table. Except as stated in the previous sentence, the number of shares offered includes the total amount registered on behalf of the Selling Securityholder and has not been reduced by any sales, transfers or other dispositions after the commencement of the offering. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ methods of distributing these securities. For information regarding transactions between us and the Selling Securityholders, see the section entitled “Certain Relationships and Related Party Transactions.”

The following table is prepared based on information provided to us by the Selling Securityholders. The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of Common Stock and Warrants that the Selling Securityholders may offer pursuant to this prospectus.

Name	Shares beneficially owned before the offering (#)	Shares offered (#)	Shares beneficially owned after the offering
Andrey Zarur (3)	5,147,591	4,604,890	542,702	*
BNP Paribas Asset Management UK Ltd (1)(4)	306,122	306,122	—	—
BNP Paribas Ecosystem Restoration Funds (1)(4)	1,311,046	300,000	1,011,046	*
BNP Paribas Funds Environmental Absolute Return Thematic Equity (1)(4)	300,000	300,000	—	—
Boscolo Intervest Limited (1)(5)	1,520,408	1,520,408	—	—
Builders GRNA Holdings, LLC (1)(6)	127,551	127,551	—	—
Carole B. Cobb (2)	1,704,450	1,607,436	97,014	*
CG Investments Inc. VI (7)	1,993,846	1,993,846	—	—
Charles Cooney (8)	365,514	365,514	—	—
Charu Manocha (2)	254,089	175,699	78,390	*
Conti Greenlight Investors, L.P (1)(9).	4,102,198	1,530,612	—	—
Continental Grain Company (10)	2,387,044	300,000	2,087,044	1.4%
Cormorant Global Healthcare Master Fund, LP (1)(11)	4,751,020	3,751,020	1,000,000	*
Cummings Foundation, Inc.(1)(12)	1,275,510	1,275,510	—	—
David Kennedy (2)	274,932	182,494	92,438	*
Dennis A. Clarke (1)(13)	25,510	25,510	—	—
Deval L. Patrick (14)	222,500	222,500	—	—
Eric O’Brien (3)(15)	11,494,501	65,000	11,429,501	7.5%
Eric S. Anderson (1)(16)	25,510	25,510	—	—
Fall Line Endurance Fund LP (1)(17)	11,452,834	11,452,834	—	—
Four Palms Ventures, LLC (1)(18)	200,000	200,000	—	—
Furneaux Capital Holdco, LLC (19)	125,221	125,221	—	—
Ganesh Kishore (20)	5,860,242	65,000	521,242	*
HB Strategies LLC (21)	3,766,257	3,766,257	—	—
Jennifer Pardi (2)	41,667	41,667	—	—
Kodiak III Entrepreneurs Fund, L.P. (20)	236,741	236,741	—	—
Kodiak Venture Partners III, L.P. (20)	9,573,157	9,573,157	—	—
Latona Bioscience Group (1)(22)	1,403,061	1,403,061	—	—
Macro Continental, Inc. (1)(23)	1,416,895	500,000	916,895	*
Mark Singleton (2)	291,830	155,870	—	—
Marta Ortega-Valle (2)	570,987	541,189	29,798	*
Martha Schlicher (24)	41,667	41,667	—	—

Name	Shares beneficially owned before the offering (#)	Shares offered (#)	Shares beneficially owned after the offering
			(#)	(%)
Matthew Walker (1)(25)	22,453,565	128,775	22,324,790	14.7%
MLS Capital Fund II, L.P. (26)	5,818,575	5,818,575	—	—
Morningside Venture Investments Limited (1)(27)	15,919,155	15,919,155	—	—
MVIL, LLC (1)(28)	1,000,000	1,000,000	—	—
Neglected Climate Opportunities, LLC (1)(29)	4,041,280	500,000	4,040,780	2.7%
New Stuff, LLC (1)(30)	500,000	500,000	—	—
New Stuff Deux, LLC (1)(30)	306,122	306,122	—	—
Rivas Ventures LLC (1)(31)	3,515,333	2,551,020	964,313	*
S2G Builders Food & Agriculture Fund III, LP (1)(32)	11,551,245	11,551,245	—	—
S2G Ventures Fund I, L.P. (33)	2,087,043	2,087,043	—	—
S2G Ventures Fund II, L.P. (33)	8,582,284	8,582,284	—	—
Series GreenLight 2 A Separate Series of BlueIO Growth LLC (34)	945,976	945,976	—	—
Series GreenLight, A Separate Series of Blue IO Growth LLC (34)	866,122	866,122	—	—
Serum Life Sciences Ltd (1)(35)	1,000,000	1,000,000	—	—
Susan Keefe (2)	769,449	664,671	104,778	*
Velocity Financial Group, LLC (1)(36)	292,186	292,186	—	—
Xeraya Cove Ltd (1)(37)	1,734,277	200,000	1,534,277	1%
Unnamed Selling Securityholders (38)	7,064,431	7,064,431	—	—

*	Less than 1% holder
(1)	Represents shares of GreenLight Common Stock acquired pursuant to the PIPE Financings.
(2)

Represents shares of GreenLight issuable upon exercise of Options. Amin Khan is the former Chief Scientific Officer of Greenlight, Charu Manocha is the former Chief People Officer of GreenLight, David Kennedy is the former General Counsel and Secretary of GreenLight, Mark Singleton is Chief Commercial Officer & General Manager, Plant Health at GreenLight, Marta Ortega-Valle is the Chief Sustainability Officer at GreenLight, and Susan Keefe is the Chief Financial Officer and Chief Accounting Officer of GreenLight.

(3)	Includes (a) 896,058 shares of GreenLight Common Stock held by Dr. Zarur and (b) 4,251,533 shares subject to options exercisable within 60 days of March 15, 2023.
(4)	The principal business address of the Selling Securityholder is c/o BNP Paribas Asset Management UK LTD, 5 Aldermanbury Square, London EC2V7BP , United Kingdom.
(5)

Boscolo Intervest Limited (“Boscolo”) purchased 500,000 shares of GreenLight Common Stock in the February 2022 PIPE Financing and 1,020,408 shares of GreenLight Common Stock in the August 2022 PIPE Financing. Jamie Javier Montealegre Lacayo may be deemed to have voting and dispositive power over the shares of GreenLight Common stock held by Boscolo. The principal business address of Boscolo is c/o Fox Horan & Camerini LLP, Attn.: Rafael Urquia, 885 Third Avenue, 17th Floor, New York, New York 10022.

(6)	The principal business address of the Selling Securityholder is P.O. Box 1860, Bentonville, Arkansas 72712.
(7)

Includes shares of GreenLight Common Stock issuable upon the exercise of Insider Warrants with respect to 441,346 shares. The principal business address of the Selling Securityholder is c/o Canaccord Genuity Group Inc. is 535 Madison Avenue, New York, New York 10022.

(8)	Dr. Cooney is a director of GreenLight.
(9)

Includes 1,530,612 shares of GreenLight Common Stock acquired pursuant to the August 2022 PIPE Financing. Continental Grain Company, the managing member of the Selling Securityholder’s general partner, and Ari Gendason, Managing Director, Frank Baier, Vice President, David Dryerman, Vice

President, Shaun Ehrhardt, Vice Present, Michael Mayberry, Secretary, and Jonathan Jacobs, Assistant Secretary, of the Selling Securityholder’s general partner (the “GP Officers”) may be deemed to have voting and dispositive power over the shares of GreenLight Common Stock held by the Selling Securityholder and as such may be deemed to be the beneficial owners of such shares. Each of Continental Grain Company and the GP Officers disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The principal address of the Selling Securityholder is 767 Fifth Avenue, 15th Floor, New York, New York 10153.
(10)

Includes 300,000 shares of GreenLight Common Stock acquired pursuant to the February 2022 PIPE Financing. The principal address of the Selling Securityholder is 767 Fifth Avenue, 15th Floor, New York, New York 10153.

(11)

Includes 1,200,000 shares of GreenLight Common Stock acquired pursuant to the February 2022 PIPE Financing and 2,551,020 shares of GreenLight Common Stock acquired pursuant to the August 2022 PIPE Financing. Includes (a) 5,823,921 shares of GreenLight Common Stock held by Cormorant Global Healthcare Master Fund, LP (“Master Fund”), and (b) 4,437,639 shares of GreenLight Common Stock held by Cormorant Private Healthcare Fund II, LP (“Fund II”). Cormorant Global Healthcare GP, LLC serves as the General Partner of Master Fund and Cormorant Private Healthcare GP II, LLC serves as the General Partner of Fund II. Cormorant Asset Management, LP serves as the investment manager to Master Fund and Fund II. Bihua Chen serves as the Managing Member of Cormorant Global Healthcare GP, LLC, Cormorant Private Healthcare GP II, LLC and the general partner of Cormorant Asset Management, LP (together with Master Fund and Fund II, the “Cormorant Entities”). By virtue of the foregoing, each of Bihua Chen and the Cormorant Entities may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the shares held by each of the relevant Cormorant Entities. Each of Bihua Chen and the Cormorant Entities disclaims beneficial ownership of such shares except to the extent of her or its pecuniary interest therein. The business address of each of Bihua Chen and the Cormorant Entities is 200 Clarendon St., 52nd Floor, Boston, Massachusetts.

(12)

Cummings Foundation, Inc. (“Cummings”) purchased 1,275,510 shares of GreenLight Common Stock in the August 2022 PIPE Financing. William Grant, Chief Financial Officer of Cummings, may be deemed to have voting and dispositive power over the 1,275,510 shares of GreenLight Common Stock held by Cummings and as such may be deemed to be a beneficial owner of such shares. The principal business address of the Selling Securityholder is 200 W. Cummings Park, Woburn, Massachusetts 01801.

(13)

Dennis A. Clarke purchased 25,510 shares of GreenLight Common Stock in the August 2022 PIPE Financing. The principal business address of Mr. Clarke is 6 Fernway Terrace, Winchester, Massachusetts 01890.

(14)

Includes shares of GreenLight Common Stock issuable upon the exercise of the Insider Warrants with respect to 50,000 shares. The Selling Securityholder is a former director of ENVI. The principal business address of the Selling Securityholder is c/o Canaccord Genuity Group Inc., 535 Madison Avenue, New York, New York 10022.

(15)

Represents shares held by Fall Line Endurance Fund, LP (“Fall Line”). Eric O’Brien, a director of GreenLight, is the co-founder and Managing Director of Fall Line and has the power to vote, or to direct the voting of, the shares of GreenLight Common Stock held by Fall Line. By virtue of the foregoing, Mr. O’Brien may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the shares of GreenLight Common Stock held by Fall Line. Mr. O’Brien disclaims beneficial ownership of these shares of GreenLight Common Stock except to the extent of any pecuniary interest therein. The business address of Fall Line and Mr. O’Brien is 119 South B Street, Suite B, San Mateo, CA 94401.

(16)

Eric S. Anderson purchased 25,510 shares of GreenLight Common Stock in the August 2022 PIPE Financing. The principal business address of Mr. Anderson is 25 North Hill Road, Westford, Massachusetts 01886.

(17)

Includes 700,000 shares of GreenLight Common Stock acquired pursuant to the February 2022 PIPE Financing and 2,551,020 shares of GreenLight Common Stock acquired pursuant to the August 2022 PIPE Financing. For information regarding the relationship between the Selling Securityholder and Mr. Eric O’Brien, see footnote 15 to this table. The principal business address of Fall Line is 119 South B Street, Suite B, San Mateo, California 94401.

(18)

Susan Slavik Williams is the Manager of the Selling Securityholder and has voting and investment power over these securities and therefore may be deemed to indirectly beneficially own the shares held by the Selling Securityholder. Ms. Williams disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein. The address of the Selling Securityholder and Ms. Williams is 4450 Macarthur Blvd, 2nd Floor, Newport Beach, California 92660.

(19)

Includes (i) 9,809,898 shares of GreenLight Common Stock held by Kodiak Venture Partners III, L.P. and Kodiak III Entrepreneurs Fund, L.P. (collectively, “Kodiak”), (ii) 569,423 shares held by Series GreenLight 2, A Separate Series of BlueIO Growth LLC (“Series GreenLight 2”), (iii) 500,890 shares held by Series GreenLight, A Separate Series of BlueIO Growth LLC (“Series GreenLight”), and (iv) 125,221 shares held by Furneaux Capital Holdco, LLC (“Furneaux Capital”). BlueIO Management is the manager of Series GreenLight 2 and Series GreenLight. Mr. Furneaux is the Chief Executive Officer and Jan Haas is the President of each of BlueIO Management and Furneaux Capital and may be deemed to have the voting and dipositive power of the shares held by each of Series GreenLight 2, Series GreenLight and Furneaux Capital and may therefore be deemed to be the indirect beneficial owner thereof.

Management (GP), LLC is the General Partner for Kodiak Ventures and Kodiak Ventures Management Company, Inc. is the Member of Kodiak Ventures Management (GP), LLC (“Kodiak Ventures Management”). Each of Mr. David Furneaux and Mr. Louis J. Volpe controls Kodiak Ventures Management and has the power to vote, or direct the voting of, the shares of GreenLight Common Stock held by Kodiak. By virtue of the foregoing, each of Kodiak Ventures Management, Mr. Furneaux and Mr. Volpe may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the shares of GreenLight Common Stock held by Kodiak. Each of Mr. Furneaux and Mr. Volpe disclaims beneficial ownership of these shares of GreenLight Common Stock except to the extent of any pecuniary interest therein.

The principal business address of the Selling Securityholder is 11 Peter Grover Road, Bethel, Maine 04217. The principal business address of Series GreenLight 2, Series GreenLight, Furneaux Capital, BlueIO Management, Mr. Furneaux and Jan Haas is c/o Goodwin Partners, 200 Summit Dr., Burlington, Massachusetts 01803. The business address for Kodiak, Kodiak Ventures Management, Mr. Furneaux and Mr. Volpe is 11 Peter Grover Road, Bethel, Maine 04217.

(20)

Includes 75,000 shares of GreenLight Common Stock acquired pursuant to the February 2022 PIPE Financing. Includes shares held by MLS Capital Fund II, L.P. (“MLS”). Dr. Kishore, a director of GreenLight, is a Co-Manager of MLSCF II (GP) (Labuan), LLP, the General Partner of MLS, and has the power to vote, or to direct the voting of, the shares held by MLS. By virtue of the foregoing, Dr. Kishore may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the shares held by MLS. Dr. Kishore disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The business address of MLS and Dr. Kishore is c/o Spruce Capital Partners LLC, 660 4th Street, #295, San Francisco, California 94107.

(21)

Includes shares of GreenLight Common Stock issuable upon the exercise of the private placement warrants with respect to 1,471,154 shares and shares of GreenLight Common Stock issuable upon exercise of public warrants with respect to 500,000 shares. Hudson Bay Capital Management LP, the investment manager of HB Strategies LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Capital Management LP, Hudson Bay Capital GP LLC and Sander Gerber disclaims beneficial ownership over these securities. The principal business address of the Selling Securityholder, Hudson Bay Capital Management LP, Hudson Bay Capital GP LLC and Sander Gerber is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich, Connecticut 06830.

(22)

Latona Bioscience Group (“Latona”) purchased 1,403,061 shares of New GreenLight Common Stock in the August 2022 PIPE Financing. Latona’s board of directors consists of Ross Rheingans-Yoo, Valdez Russell, and an interim acting director, who jointly hold voting and dispositive power over the 1,403,061 shares of New GreenLight Common Stock held by Latona. Ross Rheingans-Yoo, Valdez Russell, and the interim acting director disclaim beneficial ownership of the shares of GreenLight Common Stock. Ross Rheingans-Yoo, Valdez Russell, and the interim acting director have no pecuniary interest in Latona. The principal business address of Latona is P.O. Box N-7525, Nassau, The Bahamas.

(23)	The principal business address of the Selling Securityholder is c/o Rivas Capital LLC, 10 Mount Auburn St. Suite 5F, Cambridge, Massachusetts 02138.
(24)	Martha Schlicher is a director of GreenLight and had been a director of GreenLight until the closing of the Business Combination.
(25)

Includes (a) 63,775 shares of GreenLight Common Stock purchased by Mr. Walker in the August 2022 PIPE Financing. Mr. Walker is a director of New GreenLight and had been a director of GreenLight until the closing of the Business Combination. Mr. Walker is a Managing Director of Builders Vision, LLC, the impact platform founded by Lukas T. Walton, which includes S2G Ventures (defined below).

(26)

Includes 75,000 shares of GreenLight Common Stock acquired pursuant to the February 2022 PIPE Financing. For more information relating to the relationship between the Selling Securityholder and Dr. Ganesh Kishore, a director on the GreenLight Board, see footnote 20 to this table. The principal business address of the Selling Securityholder is c/o Spruce Capital Partners, 660 4th street, #295, San Francisco, California 94107.

(27)

Includes 1,000,000 shares of GreenLight Common Stock acquired pursuant to the February 2022 PIPE Financing and 3,061,224 shares of GreenLight Common Stock acquired pursuant to the August 2022 PIPE Financing. Represents (a) 15,919,155 shares held by Morningside Venture Investments Limited (“Morningside”), and (b) 1,000,000 shares held by MVIL, LLC, Morningside’s wholly-owned subsidiary. Frances Anne Elizabeth Richard, Jill Marie Franklin, Peter Stuart Allenby Edwards and Cheung Ka Ho are the directors of Morningside and share voting and dispositive power with respect to the securities held by Morningside and MVIL, LLC. Each of these individuals disclaims beneficial ownership of the shares owned by Morningside. Cheng Yee Wing Betty and Wong See Wai are the managers of MVIL LLC and share voting and dispositive power with respect to the securities held by MVIL LLC. Ms. Cheng and Mr. Wong each disclaim ownership of the securities owned by MVIL LLC. Morningside is ultimately wholly beneficially owned by a trust over which Adriel Wenbwo Chan and Wong Yuk Lan share authority to remove the trustee. The principal business address of the Selling Securityholder is c/o THC Management Services S.A.M., 2nd Floor, Le Prince De Galles, 3-5 Avenue Des Citronniers, MC 98000, Monaco.

(28)	The principal business address of the Selling Securityholder is c/o Springfield Financial Advisory Limited, 22nd Floor Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong.
(29)

Ramsay Ravenel is the Manager of the Selling Securityholder and may be deemed to have voting and dispositive power over the shares held by the Selling Securityholder and therefore may be deemed to be the indirect beneficial owner thereof. Mr. Ravenel disclaims beneficial ownership of the shares held by the Selling Securityholder, except to the extent of any pecuniary interest therein. The principal business address of the Selling Securityholder and Mr. Ravenel is 40 Rowes Wharf, Boston, Massachusetts 02110.

(30)

Benjamin Lurie is the manager of 2 NRP Managers, LLC, which is the parent of the Selling Securityholder. Mr. Lurie may be deemed to have voting and dispositive power of the shares of GreenLight Common Stock held by the Selling Securityholder and may be deemed to be the indirect beneficial owner thereof. The principal business address of the Selling Securityholder is Two North Riverside Plaza, Suite 1240, Chicago, Illinois 60606.

(31)

Includes 2,551,020 shares of GreenLight Common Stock acquired pursuant to the August 2022 PIPE Financing. Mr. Carlos A. Gonzalez is the Manager of the Selling Securityholder and may be deemed to have voting and dispositive power of the shares of New GreenLight Common Stock held by the Selling Securityholder. The principal business address of the Selling Securityholder is c/o Rivas Capital LLC, 104 Mount Auburn Street, Suite 5F, Cambridge, MA 02138.

(32)

Includes 1,500,000 shares of GreenLight Common Stock acquired pursuant to the February 2022 PIPE Financing and 6,377,551 shares of New GreenLight Common Stock acquired pursuant to the August 2022 PIPE Financing. For information regarding the relationship between the Selling Securityholder and Mr. Matthew Walker, see footnote 20 to this table. Aaron Rudberg, Sanjeev Krishnan, Chuck Templeton, Matthew Walker and Lukas T. Walton are general partners and managing directors of the Selling Securityholder. Each may be deemed to have voting and dispositive power over and each disclaims beneficial ownership of the shares of New GreenLight Common Stock held by thereby except to the extent of any pecuniary interests therein. The principal business address of the Selling Securityholder is 9218 Metcalf Avenue, #238, Overland Park, Kansas 66212.

(33)

For information regarding the relationship between the Selling Securityholder and Mr. Matthew Walker, see footnote 20 to this table. The principal business address of the Selling Securityholder is P.O. Box 1860, Bentonville, Arkansas 72712.

(34)

Dave Furneaux is the Chief Executive Officer and Jan Haas is the Manager of the Selling Securityholder, and each may be deemed to have voting and dispositive power of the shares of GreenLight Common Stock held by the Selling Securityholder. The principal business address of the Selling Securityholder is c/o Goodwin Partners, 200 Summit St. Suite 210, Burlington, Massachusetts 01803.

(35)	The principal business address of the Selling Securityholder is 15 Grosvenor Street, London, W1K 4QZ, United Kingdom.
(36)

Jan Haas is the president of the Selling Securityholder and has voting and dispositive power over the shares held by the Selling Securityholder and may therefore be deemed to be the indirect beneficial owner thereof. The principal business address of the Selling Securityholder and Jan Haas is 10 Laurel Hollow Road, Boxford, Massachusetts 01921.

(37)

Includes 200,000 shares of GreenLight Common Stock acquired pursuant to the February 2022 PIPE Financing. Fares Zahir is a director of the Selling Securityholder and has voting and investment power over these securities and therefore may be deemed to indirectly beneficially own the shares held by the Selling Securityholder. Fares Zahir disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The principal business address of the Selling Securityholder and Fares Zahir is 2nd Floor, The Grand Pavilion, Commercial Centre, 802 West Bay Road, KY1-1003 Grand Cayman, Cayman Islands.

(38)

Consists of (i) 7,064,431 shares of Common Stock issued to Greenlight shareholders at the consummation of the Business Combination and (ii) Insider Warrants with respect to 50,000 shares, which may be offered by unnamed Selling Securityholders.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by a post-effective amendment to the extent required prior to the time of any offer or sale of Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a post-effective amendment may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of Common Stock, Public Warrants, Private Warrants or Insider Warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of Common Stock, Public Warrants, Private Warrants or Insider Warrants in this offering. See “Plan of Distribution”.

PLAN OF DISTRIBUTION

We are registering the issuance of up to 10,350,000 shares of Common Stock upon the exercise of the Public Warrants at an exercise price of $11.50 per share. We are also registering the resale by the Selling Securityholders from time to time of up to 114,692,259 shares of Common Stock, which includes:

•	59,717,785 shares of Common Stock held by the Selling Securityholders that were issued in exchange for shares of capital stock of GreenLight in the Business Combination;

•	7,251,673 shares of Common Stock issuable upon exercise of rollover options held by the Selling Securityholders that were issued in the Business Combination;

•	420,000 shares of common stock issuable upon exercise of stock options, held by certain members of our board of directors;

•	12,425,000 shares of Common Stock that were issued to the PIPE Investors in the PIPE Financing;

•	5,175,000 shares of Common Stock that were issued in exchange for shares of Class B common stock of ENVI in connection with the closing of the Business Combination;

•	2,062,500 shares of Common Stock issuable upon the exercise of the Private Placement Warrants; and

•	27,640,301 shares of common stock that were issued to the August 2022 PIPE Investors in the August 2022 PIPE Financing.

We will receive up to an aggregate of $119,025,000 upon exercise of the Public Warrants, if all of the Public Warrants are exercised for cash. All of the shares of our Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their own accounts. We will not receive any of the proceeds from these sales.

Primary Offering

A holder of Public Warrants may exercise such warrants in accordance with the Warrant Agreement on or before the expiration date of such warrants by (a) surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrants, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such warrants, all in accordance with the terms of the Warrant Agreement, or (b) if applicable, complying with the provisions of the Warrant Agreement relating to cashless exercises.

Resale by Selling Securityholders

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to any limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in market transactions, including transactions on a national securities exchange or quotations service or in the over-the-counter market;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an exchange distribution in accordance with the rules of the exchange;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	transfers pursuant to a loan, pledge or similar arrangement;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to this prospectus. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a transferee, donee, pledgee or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with brokerdealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (to the extent required, as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer, financial institution or other pledgee, and, upon a default, such broker-dealer, financial institution or pledgee may effect sales of the pledged securities pursuant to this prospectus (to the extent required, as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved.

To the extent required, the terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “GRNA” and “GRNAW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the FINRA, the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer is not expected to exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), we expect that the offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our receipt of notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

Foley Hoag LLP has passed upon the validity of the shares of Common Stock offered by this prospectus, except for the shares offered by the August 2022 PIPE Investors, and certain other legal matters related to this prospectus. Goodwin Procter LLP has passed upon the validity of the shares of Common Stock offered by the August 2022 PIPE Investors.

EXPERTS

The financial statements of GreenLight Biosciences Holdings, PBC as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to GreenLight Biosciences Holdings, PBC’s ability to continue as a going concern). Such financial statements are incorporated by reference in reliance upon the report of such firm given on the authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1 (including a post-effective amendment), including exhibits, under the Securities Act, with respect to the Common Stock offered by this prospectus. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain a website at www.greenlightbiosciences.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This registration statement incorporates by reference important business and financial information about us that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute a part of this prospectus, except as so modified or superseded.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 28, 2023; and

•	Our Current Reports on Form 8-K, filed with the SEC on January 9, 2023, February 1, 2023, March 7, 2023 and March 9, 2023; and

•

The description of our Common Stock and Warrants contained in our Registration Statement on Form 8-A filed with the SEC on January  13, 2021, as amended by the Exhibit 4.3 to our Annual Report on Form 10-K filed with the SEC on March 31, 2022, including any amendments or reports filed for the purpose of updating such description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any such documents or portions thereof that are deemed to have been furnished and not filed in accordance with the rules of the SEC), after the date hereof and prior to the termination of an offering of securities under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or calling us at the following address or phone number:

29 Hartwell Avenue,

Lexington, Massachusetts 02421

Attention: Investor Relations

114,692,259 Shares of Common Stock

10,350,000 Shares of Common Stock Issuable Upon Exercise of Warrants

PROSPECTUS

                , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered hereby. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

	Amount
SEC registration fee	$4,566	(1)
Accounting fees and expenses	$35,000
Legal fees and expenses	$250,000
Miscellaneous fees and expenses	$10,434

Total expenses	$300,000

(1)	Previously paid.

We will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. The Selling Securityholders will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities.

ITEM 15.	Indemnification of Directors and Officers

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Charter provides that no director of the registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Charter and Bylaws generally provide that we will indemnify our present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Index

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of August 9, 2021, by and among Environmental Impact Acquisition Corp., Honey Bee Merger Sub, Inc., and GreenLight Biosciences, Inc. (incorporated by reference to Annex A to the Proxy Statement/Prospectus filed with the Securities and Exchange Commission on January 13, 2022).

4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 21, 2020).

4.2	Warrant Agreement, dated January 13, 2021, between Environmental Impact Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 20, 2021).

5.1	Foley Hoag LLP (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 26, 2022).

5.2	Opinion of Goodwin Procter LLP (incorporated by reference to Exhibit 5.2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 26, 2022).

10.1	Sponsor Letter Agreement, dated as of August 9, 2021, by and among CG Investments Inc. VI, Environmental Impact Acquisition Corp., HB Strategies, LLC, David Brewster, Jennifer E. Pardi, Deval L. Patrick and GreenLight Biosciences, Inc. (incorporated by reference to Annex D to the Proxy Statement/Prospectus filed with the Securities and Exchange Commission on January 13, 2022).

10.2	Form of Subscription Agreement (incorporated by reference to Annex E to the Proxy Statement/Prospectus filed with the Securities and Exchange Commission on January 13, 2022).

10.3	Investor Rights Agreement, dated August 9, 2021, by and among Environmental Impact Acquisition Corp., and the signatories identified on Schedule A attached thereto (incorporated by reference to Annex F to the Proxy Statement/Prospectus filed with the Securities and Exchange Commission on January 13, 2022).

10.4	Form of GreenLight Transaction Support Agreement (incorporated by reference to Annex G to the Proxy Statement/Prospectus filed with the Securities and Exchange Commission on January 13, 2022).

10.5+	Greenlight Biosciences Holdings, PBC 2022 Equity and Incentive Plan (incorporated by reference to Annex H to the Proxy Statement/Prospectus filed with the Securities and Exchange Commission on January 13, 2022).

10.6+	GreenLight Biosciences Holdings, PBC 2022 Employee Stock Purchase Plan (incorporated by reference to Annex I to the Proxy Statement/Prospectus filed with the Securities and Exchange Commission on January 13, 2022).

10.7+	Form of Non-Qualified Stock Option Agreement under the GreenLight Biosciences Holdings, PBC 2022 Equity and Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.8+	Form of Incentive Stock Option Agreement under the GreenLight Biosciences Holdings, PBC 2022 Equity and Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.9+	Form of Restricted Stock Unit Agreement under the GreenLight Biosciences Holdings, PBC 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.10+	Form of Restricted Stock Award Agreement under the GreenLight Biosciences Holdings, PBC 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.11	Form of 2021 Indemnity Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 21, 2020).

10.12+†	Amended and Restated Employment Agreement dated May 25, 2015, between GreenLight Biosciences, Inc. and Andrey Zarur (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.13+†	Employment Offer Letter, dated July 21, 2015, between GreenLight Biosciences, Inc. and Carole Cobb (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.14+†	Employment Offer Letter, dated April 29, 2019, between GreenLight Biosciences, Inc. and Susan Keefe (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.15	Lease Agreement, dated September 30, 2021, by and between ARE-NC Region No. 17 LLC and GreenLight Biosciences, Inc (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.16	Form of 2022 Indemnification Agreement (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.17	Commercial Lease, dated April 27, 2009, by and between Cummings Properties, LLC and GreenLight Biosciences Inc., as amended (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.18	Loan and Security Agreement, dated September 22, 2021, by and between Silicon Valley Bank and GreenLight Biosciences, Inc. (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.19†	Warrant to Purchase Shares of Common Stock, dated September 22, 2021, by and between Silicon Valley Bank and GreenLight Biosciences, Inc. (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.20†	Grant Agreement, dated July 20, 2020, by and between the Bill & Melinda Gates Foundation and GreenLight Biosciences, Inc. (incorporated by reference to Exhibit 10.21(a) to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.21†	Amendment to Grant Agreement, dated July 20, 2020, by and between the Bill & Melinda Gates Foundation and GreenLight Biosciences, Inc. (incorporated by reference to Exhibit 10.21(b) to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.22†	Development and Option Agreement, dated August 24, 2020, by and between Acuitas Therapeutics, Inc. and GreenLight Biosciences, Inc. (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.23†	Non-Exclusive License Agreement, dated September 1, 2020, by and between Acuitas Therapeutics, Inc. and GreenLight Biosciences, Inc. (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.24†	Assignment and License Agreement dated December 10, 2020 by and between Bayer CropScience LLP and GreenLight Biosciences, Inc. (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.25	Master Equipment Financing Agreement, dated March 29, 2021, by and between Trinity Capital Inc. and GreenLight Biosciences, Inc. (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.26†	License and Sponsored Research Agreement, dated April 2010, between Yissum Research Development Company of the Hebrew University of Jerusalem LTD and Beeologics, Inc. (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.27†	Assignment Agreement, dated December 10, 2020, by and between Beeologics, Inc. and GreenLight Biosciences, Inc. (incorporated by reference to Exhibit 10.31 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.28†	Master Services Agreement, dated November 24, 2021, between Samsung Biologics Co., LTD. and GreenLight Biosciences, Inc, as amended (incorporated by reference to Exhibit 10.33 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.29†	Product Specific Agreement, dated November 24, 2021, between Samsung Biologics Co., LTD. and GreenLight Biosciences, Inc. (incorporated by reference to Exhibit 10.34 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

10.30††	Venture Loan and Security Agreement, dated December 10, 2021, between Horizon Technology Finance Corporation, Powerscourt Investments XXV, LP, and Greenlight Biosciences, Inc. (incorporated by reference to Exhibit 10.35 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 7, 2021, as amended).

16.1	Letter from Deloitte & Touche LLP to the U.S. Securities and Exchange Commission.

21.1	List of Subsidiaries.

23.1*	Consent of Deloitte & Touche LLP.

23.2	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to the prospectus which forms part of this registration statement).

*	Filed herewith
†

Certain identified information has been excluded from this exhibit because either (a) the information is both not material and the type of information that the Registrant treats as private or confidential or (b) disclosure of such information would be competitively harmful or constitute a clearly unwarranted invasion of personal privacy.

††

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule of exhibit to the SEC upon request.

ITEM 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Massachusetts, on March 28, 2023.

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

By:	/s/ Andrey J. Zarur
Name: Title:	Andrey J. Zarur Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Andrey J. Zarur, Susan Keefe and Nina Thayer as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more registration statements on Form S-3 and any and all amendments (including post-effective amendments) to such registration statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrey J. Zarur Dr. Andrey J. Zarur	President, Chief Executive Officer and Director (Principal Executive Officer)	March 28, 2023

/s/ Susan Keefe Susan Keefe	Chief Financial Officer and Interim Chief Accounting Officer (Principal Financial and Accounting Officer)	March 28, 2023

/s/ Charles Cooney Dr. Charles Cooney	Director	March 28, 2023

/s/ Ganesh Kishore Dr. Ganesh Kishore	Director	March 28, 2023

/s/ Eric O’Brien Eric O’Brien	Director	March 28, 2023

/s/ Jennifer E. Pardi Jennifer E. Pardi	Director	March 28, 2023

/s/ Martha Schlicher Dr. Martha Schlicher	Director	March 28, 2023

/s/ Matthew Walker Matthew Walker	Director	March 28, 2023